Exhibit 10.37
EMPLOYEE RESTRICTED STOCK UNIT
AWARD AGREEMENT
This Employee Restricted Stock Unit Award Agreement (this “Agreement”), dated as of November 29, 2022 (the “Grant Date”), is made by and between American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and Anant Bhalla (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the American Equity Investment Life Holding Company Amended and Restated Equity Incentive Plan (the “Plan”). This Agreement and any restricted stock units issued pursuant to this Agreement and all provisions herein are subject to the terms and conditions of the Plan. Except where the context indicates otherwise, references to the Company shall include any successor to the Company.
WHEREAS, the Company and certain Affiliates have adopted the Plan under which participants may receive restricted stock units that are subject to performance-based vesting conditions;
WHEREAS, on the Grant Date, the Compensation Committee of the Board of Directors of the Company (the “Committee”) recommended and the Board of Directors of the Company approved a grant to the Participant under the Plan of restricted stock units, which represent a contractual right to receive, upon satisfaction of the applicable vesting conditions set forth in this Agreement, either shares of the Company’s Common Stock (the “Share Settled RSUs”) or the Fair Market Value of such shares in cash (the “Cash Settled RSUs”) pursuant to the terms set forth in this Agreement;
NOW, THEREFORE, in consideration for the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Stock Unit Award. On the Grant Date, the Company hereby grants to the Participant (i) 600,000 Cash Settled RSUs and (ii) 300,000 Share Settled RSUs (collectively, the “Grant Date RSUs”). On January 2, 2023, provided that the Participant is employed by the Company on such date, the Participant shall receive an additional grant of 300,000 Share Settled RSUs (the “2023 RSUs” and together with the Grant Date RSUs, the “RSUs”), in each case, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
2.Restrictions. The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3 hereof until such restrictions have lapsed in accordance with said Section 3. Upon any attempt by the Participant to transfer any of the RSUs or any rights in respect of the RSUs before the lapse of such restrictions, such RSUs and all of the rights related thereto, shall be immediately forfeited by the Participant without payment of any consideration. The restrictions applicable to the RSUs shall lapse only in accordance with Section 3 hereof.
3.Vesting/Forfeiture
a.General. Subject to Sections 3(b)-(d) below, the restrictions described in Section 2 hereof applicable to the RSUs will lapse upon the later to occur of (i) achievement of the Performance-Based Requirements and (ii) except as provided in Section 3(d) hereof, satisfaction of the Applicable Service Condition, in each case as applicable to the applicable Tranche and as specified in Section 4 below.
b.Death/Disability, Termination other than For Cause, Termination for Good Reason. Notwithstanding any other provisions in this Agreement to the contrary, in the event of a termination of the Participant’s employment with the Company (i) due to the Participant’s death or Disability, (ii) by the Participant for Good Reason or (iii) by the Company other than For Cause (any such termination, a “Qualifying Termination”), the RSUs subject to this award shall remain outstanding until the earlier of the one-year anniversary of the effective date of the Participant’s Qualifying Termination and the end of the Performance Period and shall be eligible to vest and be earned based upon the achievement of any additional VWAP Objective achieved during such period without regard to any Applicable Service Condition. For purposes of this Agreement, the following terms shall have the following meanings:
"Cause" means: (i) the Executive's willful and continued failure to substantially perform the Executive's duties with the Company or its Affiliates (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his or her duties; (ii) the final conviction of the Executive of, or an entering of a guilty plea or a plea of no contest by the Executive to, a felony; or (iii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its Affiliates.
"Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following: (i) the assignment to the Executive of any duties materially inconsistent with the Executive's position, including any change in status, authority, duties or responsibilities or any other action which, in either such case, results in a material diminution in such status, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Executive's employer promptly after receipt of notice thereof given by the Executive; (ii) a reduction by the Company or the Executive's employer in the Executive's base salary or target annual incentive opportunity; or (iii) the relocation of the Executive's office to a location more than fifty (50) miles outside West Des Moines, Iowa. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. In order for Good Reason to exist hereunder, the Executive must provide notice to the Company of the existence of the condition or circumstance described above within 90 days of the initial existence of the condition or circumstance (or, if later, within 90 days of the Executive's becoming aware of such condition or circumstance), and the Company must have failed to cure such condition within 30 days of the receipt of such notice, and the Executive must terminate employment within ten (10) days after the expiration of such cure period. Subject to the preceding sentence, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
c.Termination other than a Qualifying Termination/Notice of Termination for any Reason. Notwithstanding any other provisions in this Agreement to the contrary, in the event of a termination of the Participant’s employment with the Company for any reason other than a Qualifying Termination, any then-unvested RSUs outstanding at the date of such termination of employment shall be forfeited at the close of business on the effective date of such termination. Any termination of the Participant’s employment with the Company for any reason shall be communicated by a “Notice of Termination” to the other party given in accordance with Section 3 of the CIC Agreement (as defined herein).

d.Change in Control. Notwithstanding any other provisions in this Agreement to the contrary, in the event of a Change in Control occurring while the RSUs remain outstanding, (i) any Applicable Service Condition shall cease to apply and (ii) a number of RSUs shall vest and be earned if the per-share price received in the Change in Control equals or exceeds the corresponding stock price threshold associated with any VWAP Objective; provided that, if the VWAP Objective required for Tranche A to vest has not been satisfied prior to the Change in Control, the VWAP Objective for Tranche A shall be deemed satisfied and Tranche A shall become fully vested in connection with the Change in Control, regardless of whether the corresponding stock price threshold is received in connection with such Change in Control. If the consideration payable to the Company’s common stockholders in a transaction constituting a Change in Control either is or includes a fixed cash payment per share that, taking into account just such cash payment, will equal or exceed an applicable VWAP Objective, the corresponding portion of the Award will be payable to the Participant immediately following (and in all events on the date of) the closing of the transaction giving rise to the Change in Control. In all other circumstances, including, without limitation, any payment due by achieving any VWAP Objective by reason of adding to any fixed cash payment the value of any other consideration paid to common stockholders in a transaction constituting a Change in Control, the corresponding portion of the Award will be payable to the Participant no later than five (5) business days following the consummation of such Change in Control. Following a Change in Control, the Participant will have the rights set forth in Section 7 and Section 9D of that certain Change in Control Agreement by and between the Company and the Participant, the form of which was filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 14, 2012) (the “CIC Agreement”).
4.Performance-Based Requirements. The RSUs shall be eligible to be earned in four separate tranches (each, a “Tranche”), as set forth on Exhibit A hereto, subject to (i) achievement on any Measurement Date of a VWAP that equals or exceeds the applicable VWAP Objective set forth on Exhibit A with respect to such Tranche and, (ii) with respect to any Share Settled RSUs, satisfaction of the Applicable Service Condition corresponding to such Tranche as set forth on Exhibit A. RSUs for which restrictions do not lapse in accordance with this paragraph on or prior to the end of the Performance Period shall be immediately forfeited without payment at the conclusion of the Performance Period.
For purposes of this Award, (i) “Performance Period” shall mean the period from the Grant Date (or, with respect to the 2023 RSUs, January 2, 2023) through

December 31, 2027 unless truncated in connection with a Change in Control; (ii) “VWAP” shall mean the volume-weighted average stock price achieved based on the closing prices of the Company’s Common Stock over any period of 30 consecutive trading days occurring during the Performance Period (subject to Section 3(d) hereof in the case of a Change in Control); (iii) “Measurement Date” shall mean any date when the Award is outstanding and has not been forfeited prior to the end of the Performance Period; and (iv) “Applicable Service Condition” means with respect to any Tranche, the requirement that the Participant has been continuously employed by the Company through the applicable date, if any, specified with respect to such Tranche in the chart set forth on Exhibit A, subject to Section 3(b) hereof.
5.Timing and Manner of Payment of RSUs. Each Tranche of RSUs shall be comprised of an equal number of Cash Settled RSUs and Share Settled RSUs. As soon as practicable after (and in no case more than seventy-four days after) any Measurement Date on which a VWAP Objective is achieved, (i) the Cash-Settled RSUs in the earned Tranche shall be settled by the Company delivering to the Participant an amount of cash equal to the number of Cash Settled RSUs that are earned and non-forfeitable as of such Measurement Date multiplied by the VWAP Objective applicable to such Cash Settled RSUs as set forth on Exhibit A and (ii) the Share Settled RSUs in the earned Tranche shall be settled by the Company delivering to the Participant a number of Shares equal to the number of Share Settled RSUs that are earned and non-forfeitable on that Measurement Date (rounded down to the nearest whole share with any fractional RSUs settled in cash in accordance with clause (i) of this sentence); provided that any Shares delivered in settlement of any Share Settled RSU for which the Applicable Service Condition set forth on Exhibit A has not been met shall remain subject to forfeiture unless and until, subject to Section 3(b), the Participant remains continuously employed through the date the Applicable Service Condition is satisfied. The Company shall issue the Shares in respect of any Share Settled RSUs either (i) in certificate form or (ii) in book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company and its Affiliates unless the Company is otherwise instructed in writing. The Participant shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are paid in accordance with this Section 5. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the Share Settled RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed.

6.Shareholder Rights. The RSUs are bookkeeping entries only. The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares of Common Stock underlying the RSUs or to receive dividends or other distributions in respect thereof (provided that any dividends or dividend equivalents on the RSUs shall only become payable on the same date on which the RSU from which the dividend equivalent right is derived is paid, subject to the terms hereof). All such dividend equivalent rights shall be subject to the same vesting requirements that apply to RSUs from which the dividend equivalent rights are derived. Any shares issued in connection with the achievement of any VWAP Objective prior to the satisfaction of the Applicable Service Condition with respect to that Tranche shall bear such legends as the Company may determine in its sole discretion.
7.Securities Laws and Other Requirements. The Company shall not be obligated to issue Common Stock to the Participant free of any restrictive legend described in Section 6 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the “Securities Act”), any other applicable federal or state statutes or the terms of the Plan. If any such restriction or limitation prohibits the Company from issuing unrestricted Shares in satisfaction of any Share Settled RSUs promptly upon the satisfaction of the conditions applicable hereunder, the Company shall take such commercially reasonable actions as shall be necessary or appropriate to fulfill its obligations hereunder so as to mitigate any adverse consequences to the Participant, including, as necessary, instead settling the Share Settled RSUs promptly in cash based on the Fair Market Value of the underlying Shares at the date such Shares should otherwise have been issued.
8.No Obligation to Register. The Company shall be under no obligation to register the RSUs pursuant to the Securities Act or any other federal or state securities laws.
9.Compliance with Section 409A of the Internal Revenue Code. The Award is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of qualifying as short-term deferral. In the event that any portion of the Award does not qualify as a short term deferral of compensation and instead is deemed to constitute deferred compensation subject to the provisions of such Section 409A, then (and only in such instance), notwithstanding the provisions of Section 3 and Section 4 hereof, if the Participant is deemed a “specified employee” (as such term is described in Section 409A of the Code and the treasury regulations thereunder) at a time when such Participant becomes eligible for payment upon a “separation from service” with the Company or any of its Affiliates, to the extent required to avoid taxation under Section 409A of the Code, such payments shall be made to the Participant on the date that is six

(6) months following such “separation from service,” or upon the Participant’s death, if earlier.
10.Taxes. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise with respect to the RSUs granted under this Agreement; provided that, if any the payments made hereunder would be treated as excess parachute payments under Section 280G of the Code, the Company and the Participant shall cooperate in good faith to take such actions as shall be reasonably appropriate under the circumstances to minimize any adverse consequences of such treatment on either party. The Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes or social insurance contributions required by law to be withheld with respect to the RSUs no later than the date of the event creating such tax liability. The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, if the Participant so elects, such amount may be paid in whole or in part by electing to have the Company retain the Participant’s Shares, with the retained Shares having a value equal to the amount of tax to be so withheld. Such Shares shall be valued at their Fair Market Value on the date of retention or delivery. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the RSUs as of the date of transfer of any Shares subject to forfeiture received in respect of the RSUs rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
11.Clawback. Notwithstanding anything in the Plan to the contrary, the Participant’s right to any payments or benefits with respect to this Award shall be subject to reduction, cancellation, forfeiture, clawback or recoupment in accordance with the clawback policy of the Company as in effect on the Grant Date with respect to executive officers generally as such policy shall be modified by the Board or any authorized committee thereof to comply with any terms required by the Securities and Exchange Commission or the New York Stock Exchange.
12.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.
14.Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan and this Agreement.

15.Agreement Binding on Successors. The terms of this Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.
16.No Assignment. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any rights granted herein shall be assignable by the Participant.
17.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.
18.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties as to the subject matter hereof.
19.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.
20.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
21.Amendment. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
/s/ Kate Etinger
By: Kate Etinger Its: Chief People Officer

PARTICIPANT
/s/ Anant Bhalla
Anant Bhalla

EXHIBIT A

The chart below sets forth the VWAP Objective, and for any Share Settled RSUs, the Applicable Service Condition for each Tranche of the Award.

Tranche	Share Value Objective	Total RSUs (1)	Applicable Service Condition (2)
A	$45.00	333,334	November 29, 2024
B	$50.00	333,332	May 29, 2024
C	$55.00	333,334	The first anniversary of the date granted[1]
D	$60.00	200,000	No Service Condition

(1) Each Tranche of RSUs shall be comprised of an equal number of Cash Settled RSUs and Share Settled RSUs. The Share Settled RSUs in Tranche A shall be comprised solely of Grant Date RSUs. Share Settled RSUs in Tranche C shall be comprised of Grant Date RSUs and such number of 2023 RSUs as shall be necessary to total the aggregate number of Share Settled RSUs subject to such Tranche. Share Settled RSUs in Tranches B and D shall be comprised solely of 2023 RSUs.
(2) Except to the extent that the Applicable Service Condition is waived in accordance with the provisions of Section 3 of the Agreement, the Applicable Service Condition applicable to any Tranche shall require the Participant to remain in the continuous employment of the Company or one of its Affiliates through the date stated with respect to such Tranche.

1November 29, 2023 as to 133,333 shares subject to the Share Settled RSUs and January 2, 2024 as to 33,334 shares subject to Share Settled RSUs,.